Exhibit 10.11
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Award Letter

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PERFORMANCE STOCK UNIT AGREEMENT

Congratulations on your 2024 long-term incentive award! Your long-term incentive (LTI) award is determined based on your performance and is made in recognition of your past and expected future efforts and contributions to Pitney Bowes, its subsidiaries and affiliates (“Company”). In accordance with the 2024 LTI plan design, your performance stock units (PSUs) have been issued under the 2024 Stock Plan (as may be amended, the “Plan”). To the extent any capitalized terms used in this PSU agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is made a part of this agreement.

Pursuant to the Plan, the Company hereby grants to you as of the “Award Date” specified below, and you hereby accept from the Company, the number of PSUs set forth below, on the terms and conditions set forth in this agreement and in the Plan.

About Your Performance Stock Unit (PSU) Award

A PSU represents your right to receive one share of Pitney Bowes common stock upon vesting of the PSU based upon performance goals, as determined in accordance with this agreement and the Plan, provided that you are continuously employed by the Company until the applicable vesting date except as provided herein:

Award Date	PSUs
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Notwithstanding any provisions in this agreement to the contrary, fractional PSUs shall not vest until the date on which the PSUs become 100% vested, and no Shares will be issued for fractional PSUs.

Performance Goals
The vesting of the PSUs is conditioned upon the Company first achieving pre-established performance goals approved by the Committee for the three-year performance period. The metrics used to determine the number of PSUs that vest at the end of the performance period are adjusted earnings per share (AEPS) and return on invested capital (ROIC), for which the three-

year targets are established at the beginning of each year within the PSU three-year performance period and are consistent with our Company’s objectives, as recommended by management and approved by the Committee. AEPS and ROIC objectives are equally weighted and in aggregate the unit multiplier can range from 0.00 to 2.00. Therefore, the maximum number of PSUs that can vest is two times the target number of PSUs.

The award is also subject to a cumulative three-year Total Shareholder Return (“TSR”) modifier established by the Committee which can increase or decrease the award by up to 25% depending on the Company’s TSR versus the S&P 1000 index over the same cumulative three-year performance period. The TSR modifier is determined based on a percentile ranking over the three-year performance period as compared to the S&P 1000 index. If the Company’s TSR is negative for the cumulative three-year performance period, there will be no positive application of the TSR modifier. Depending on performance and the application of the cumulative TSR modifier, anywhere from zero to 200% of the number of PSUs can vest.

All determinations regarding the extent of vesting of the PSU in any year or in the performance period will be made by the Committee. In determining whether and to what extent the vesting has been attained, the Committee may make adjustments based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events. In addition, the Committee retains the prerogative of exercising negative discretion by taking into account the overall performance of the Company in determining the final vesting of a PSU award for each and any year.

Rights of the Participant with Respect to the Performance Stock Units
The PSUs granted pursuant to this award do not and shall not entitle you to any rights of a stockholder or holder of common stock. Participants holding unvested PSUs shall not be entitled to receive dividends or dividend equivalents (cash payments equal to any cash dividends and other distributions paid with respect to corresponding number of shares of Company stock), nor shall a participant have voting rights as a stockholder of the Company with respect to PSUs unless and until the Participant becomes the record owner of the Shares underlying such PSUs.

Vesting, Conversion of Performance Stock Units and Issuance of Common Stock
As soon as practicable following the conclusion of the three-year performance period, the Committee will determine the achievement of the performance goals for the PSUs. Generally, PSUs will vest on the fourth Tuesday in February following the end of the three-year performance period. The vesting of the PSUs is conditioned upon your employment with the Company continuing until the vesting date (unless provided otherwise in this agreement).

As soon as practicable after the vesting date, the Company shall cause to be issued to you, in book-entry form to your account at Shareworks, one share of the Company’s common stock for each vested PSU, free and clear of the restrictions set forth in this agreement, in settlement of the vested PSUs.

If you are eligible to and have properly deferred the settlement of the PSUs into Shares in accordance with the Pitney Bowes Executive Equity Deferral Plan, the Pitney Bowes Executive Equity Deferral Plan will govern the terms of the deferral of the PSUs.

Termination Provisions and Vesting of PSUs
Except as set forth below, you must be employed by the Company through the vesting date following the end of the three-year performance period to be eligible to be issued Shares in respect of PSUs, and unvested PSUs will be forfeited upon termination of employment. The following charts describe the more common termination events and the impact on the PSUs of certain terminations of your employment with the Company prior to the vesting date.

As described below, proration is based on the number of full months you are actively employed within the three-year (36 month) performance period. Any PSUs not vested in accordance with the following will be terminated.
PSUs:

TERMINATION EVENT	TREATMENT OF UNVESTED PSUs
Death or Disability*	In the event of termination of your employment with the Company due to your death or upon your Disability, the PSUs will first be pro-rated based upon the number of full months you were actively employed in the performance period, and the pro-rated PSUs will be vested based on target performance for the performance period, disregarding any requirement that you be actively employed through the vesting date. Shares relating to the pro-rated, vested PSUs will be issued within 30 days of the date of termination of employment due to death or the date of your Disability. The Shares will be delivered to your personal representative, spouse, designated beneficiary or to your estate.
Retirement (termination upon achieving age 60 with 5 years of service)	In the event of termination of your employment with the Company due to your Retirement, the PSUs will remain outstanding following Retirement, and will be prorated based on the number of full months you were actively employed in the performance period. The pro-rated PSUs will be vested based on actual performance for the performance period as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. Shares relating to the pro-rated, vested PSUs will be issued at the same time as Shares are issued relating to PSU awards for the same performance period to participants who are actively employed by the Company.

Involuntary termination other than for Cause** or Gross Misconduct** (pursuant to a written separation agreement and release and NOT Retirement eligible)
In the event of termination of your employment with the Company other than for Cause or Gross Misconduct pursuant to a written separation agreement and release, the PSUs will be forfeited on the date of termination of employment if the Award Date is less than one year from the date of termination.

If the Award Date is more than one year from the dated of termination, the PSUs will be prorated based on the number of full months you were actively employed in the performance period. The pro-rated PSUs will be vested based on actual performance for the performance period as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. Shares relating to the pro-rated, vested PSUs will be issued at the same time as Shares are issued relating to PSU awards for the same performance period to participants who are actively employed by the Company.

Sale of Business
In the case of a sale of business or a spin off transaction that does not constitute a Change of Control that results in the termination of your employment, the PSUs will be prorated based on the number of full months you were actively employed in the performance period. The pro-rated PSUs will be vested based on actual performance for the performance period as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. Shares relating to the pro-rated, vested PSUs will be issued at the same time as Shares are issued relating to PSU awards for the same performance period to participants who are actively employed by the Company.

Voluntary resignation	In the event of termination of your employment with the Company due to your voluntary resignation, unvested PSUs will be forfeit on the date of termination of employment.
Termination For Cause** or Gross Misconduct**	In the event of termination of your employment with the Company for Cause or Gross Misconduct, unvested PSUs will be forfeit on the date of termination of employment or the date of the actions giving rise to Cause or Gross Misconduct, as determined by the Company.
* “Disability” shall have the meaning established by the Committee or, in the absence of Committee determination, shall mean a Participant who is “disabled” for six months under the provisions and procedures of the Pitney Bowes

Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant entitled to receive benefits for six months under state worker’s compensation laws.
** “Cause” and “Gross Misconduct” are defined in the Pitney Bowes Inc. Key Employees Incentive Plan.

If your employment with the Company terminates and you are subsequently rehired by the Company, your subsequent employment will not reinstate your rights under this PSU award or any other award(s) granted to you prior to your termination from employment.

The PSUs and all amounts payable or Shares issuable in respect of the PSUs are subject to the Company’s clawback policies and the recoupment provisions of the Plan.

Income and Tax Withholding at Vesting
The Participant shall pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting or settlement of PSUs and any dividend equivalents or other distributions made by the Company to the Participant with respect to the PSUs as and when the Company determines those amounts to be due, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the PSUs or any dividend equivalents or other distributions made by the Company to the Participant with respect to any PSUs.

With respect to your PSU award, the Company will post vested whole Shares to your account at Shareworks.

For income tax consequences of your award, please refer to the Tax Summary for your country by accessing Solium ShareWorks at https://www.shareworks.com/. The Company will withhold all required taxes pursuant to the laws of the local jurisdiction.

Participant agrees that his or her minimum withholding tax obligation with respect to the granting, vesting or settlement of the PSUs and any distributions made by the Company to the Participant with respect to the PSUs will be satisfied (provided that Participant has enough vesting or vested Shares available) by the Company’s withholding a portion of the Shares otherwise deliverable to the Participant, such Shares being valued at their Fair Market Value as of the date on which the taxable event that gives rise to the withholding requirement occurs. The Participant further agrees that each time the Company withholds Shares to satisfy his or her minimum withholding tax obligation, the Company will round up to the nearest whole number of Shares (with any over withholding applied to federal income tax). For example, if 9.6 Shares are required to satisfy the minimum withholding tax obligation, the Company will round up to 10 Shares. By accepting this Agreement, the Participant consents to this method of tax withholding, including the Company rounding up to the nearest whole number of Shares.

Income from PSUs Are Not Considered Compensation for Benefit Plan Purposes
Any income or actual or unrealized gain related to the PSUs will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law.

No Vested Rights in Future Awards; Waiver of claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. This award does not create a right to or expectation of future employment with the Company. You do not have any vested right to continue to receive future awards of PSUs, nor shall any PSUs granted to you become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) the vesting of your PSUs, (ii) your ceasing to have rights under or be entitled to any award as a result of such termination or (iii) loss or diminution in value of the award as a result of such termination, and you irrevocably release your employer, the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Limits on Transfer of Awards
Neither this PSU award nor any right under any this PSU award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by you other than by will or by the laws of descent and distribution (or, in the case of PSUs that are forfeited or canceled, to the Company). Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company. If the Committee so indicates in writing to you, you may designate one or more beneficiaries who may exercise your rights under this PSU agreement and receive any property distributable with respect to this PSU award upon the your death or Disability. Shares issued in settlement of this PSU award, and any rights under this PSU award, shall be payable or exercisable, during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative.

Adjustment, Recoupment, Forfeiture
Notwithstanding anything to the contrary contained, in consideration of the grant of this PSU award, you agree that this PSU award and any payments under it will be subject to forfeiture or repayment to the extent provided for in the Pitney Bowes Inc. Compensation Recoupment Policy, as in effect from time to time, and the Plan. In the event of any inconsistencies between this PSU agreement and any applicable clawback policy, the clawback policy will govern in any and all cases.

Data Privacy
In order for Pitney Bowes to meet its administrative, tax and legal obligations under the Plan, you agree to allow the Company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held or previously made and any other personal data required and relevant to the administration of the Plan, tax compliance and reporting purposes. Because Pitney Bowes is a multinational Company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where Plan administration information collection and processing may occur.

Your agreement to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the

Company and any other person that the Company may engage in the administration of the Plan. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing Workday, where available. By accepting this award, you agree to the collection, use, and storage of your personal data for purposes described in this award. If you do not agree, you may revoke the award by contacting your local Human Resources Representative.

Amendment, Modification or Termination and Adjustment for Errors
This PSU award and this PSU agreement are subject to amendment, modification or termination by the Company at any time as provided in the Plan. The Company reserves the right to correct any administrative error in this PSU agreement.

Terms of the 2024 Stock Plan
The PSUs are subject to the terms of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this PSU agreement, the provisions of the Plan shall govern. You hereby accept as final, conclusive and binding any decisions by the Committee with respect to the interpretation or administration of the Plan and this PSU agreement. A copy of the Plan and further information concerning the Plan is available on the Company’s intranet.

By acceptance of this PSU agreement, you agree to accept the terms of the PSU award as set forth herein and in the Plan.